EXHIBIT 3.5

                  Articles of Incorporation

                             of

             ActiveViews Acquisition Corporation

     I, Robert B. Hicks, the undersigned natural person, acting as incorporator under the Utah Revised Business
Corporation Act (the "Act") submit the following Articles of
Incorporation this July 13, 2000.

                      Article I - Name

     The name of this corporation is ActiveViews Acquisition
Corporation.

                Article II      -   Purposes

     The purposes for which the corporation is organized are to engage in any and all lawful acts that, presently or in the future, may legally be performed by a corporation organized under the laws of the State of Utah.

                   Article III    - Stock

     This corporation is authorized to issue a single class of stock, par value $0.0001, designated as "Common Stock" and "Preferred Stock." The total number of shares that the corporation is authorized to issue is 50,000 shares of Common Stock.

    Article IV     - Rights, Preferences, Privileges and
                Restrictions on Common Stock

     The holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as required by law. Except as otherwise provided in these Articles of Incorporation, the holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                Article V - Registered Agent

     The registered agent for the corporation and the address of that registered agent shall be Robert B. Hicks, 1162 North 1050 East, Orem, Utah 84097. The signature of the registered agent is set forth on the signature page of these Articles of Incorporation.

                 Article VI     - Directors

     The number of directors constituting the board of directors shall be five (5).

            Article VII    - Personnel Indemnity

     The corporation shall, to the fullest extent permitted by the Act, as the same may be amended and supplemented, indemnify all directors, officers, employees and agents of the corporation whom it shall have the power to indemnify thereunder from and against any and all of the expenses, liabilities or other matters referred to therein or covered thereby. The corporation shall have the right to advance expenses to its directors, officers, employees and agents to the full extent permitted by the Act, as the same may be amended or supplemented. Such right to indemnification or advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of the heirs, executives and administrators of such persons. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any by-law, agreement, vote of shareholders or of disinterested directors or otherwise. The corporation shall have the right to purchase and maintain insurance on behalf of its directors, officers, employees or agents to the full extent permitted by the Act, as the same may be amended or supplemented.

            Article VIII    - Directory Indemnity

     Except as required by the Act, directors of this corporation shall not be personally liable for monetary damages for any action taken or any failure to take any action, as a director. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision in these Articles of Incorporation inconsistent with this
Article VIII, shall eliminate or reduce the effect of this
Article VIII in respect of any matter occurring or any cause of action, suit or claim that, but for this Article VIII would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

           Article IX     - Right to Amend Bylaws

     The Board of Directors is authorized to the maximum extent permitted under the Act to adopt, amend or repeal from time to time any or all of the bylaws of the Corporation.

     IN WITNESS WHEREOF, the undersigned has executed these Articles on Thursday, July 13, 2000.



   /s/  Robert B. Hicks
--------------------------------------------------
Robert B. Hicks, Incorporator and Registered Agent